EXHIBIT 10.1

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24B-2

*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

AMENDMENT TO DISTRIBUTORSHIP AGREEMENT

This Amendment to Distributorship Agreement (the “Amendment”) is made and entered into as of May 5, 2010. Patterson Companies, Inc., having a business address of 1031 Mendota Heights Road, St. Paul, Minnesota 55120 (“Patterson”), and Schick Technologies, Inc., having a business address of 30-30 47th Avenue, Suite 500, Long Island City, New York 11101 (“Schick”) (collectively, the “Parties”), hereby agree to further amend the Distributorship Agreement (as amended and supplemented, the “Agreement”) by and between the Parties dated as of the 6th day of April, 2000, as follows:

RECITALS

WHEREAS, the Parties originally entered into the Agreement as of April 6, 2000, entered into amendments to the Agreement dated as of July 1, 2005 and February 26, 2007 (together, the “Prior Amendments”) that amend and supplement the terms of the Agreement, and now wish to further amend and supplement the Agreement in certain respects and to otherwise affirm and ratify the terms of the Agreement; and

WHEREAS, the Parties desire that Patterson shall continue to distribute Schick-branded dental products (the “Products”) into the United States and Canadian markets (the “Territory”), in accordance with the terms and conditions of the Agreement, as amended herein;

NOW, THEREFORE, it is mutually agreed that the Agreement is hereby amended in the following respects:

1.     Amendment of Section 2 (Term). The Agreement is hereby renewed and the term thereof extended for a period of three (3) years, commencing as of January 1, 2010 and ending on December 31, 2012 (the “initial renewal term”). Prior to the end of the second year of the initial renewal term, the Parties will meet for the purpose of considering a further extension of the term of the Agreement for an additional period of three (3) years. The provisions of this paragraph 1 supersede Section 2 of the Agreement.

2.     Amendment of Section 15 (Termination). In addition to the other grounds for termination set forth in the Agreement, Schick shall have the right to terminate the Agreement and/or Patterson’s status as Schick’s exclusive distributor within the Territory, at Schick’s sole discretion, upon 45-days written notice to Patterson (the “Notice Period”) in the event that:

(i) Patterson fails to comply with the annual minimum purchase quotas set forth herein, and does not cure such failure within the Notice Period, or if Schick reasonably determines, based on the volume of purchases made by Patterson during the year-to-date, that Patterson is not likely to meet its annual minimum purchase quota, and Patterson does not cure such shortfall within the Notice Period; or

(ii) Patterson designates one or more other dental product manufacturers (in addition to Schick) as a Patterson “Preferred Vendor 1” (or similar category regardless of the title by which such category may be labeled) for intra-oral sensors, and does not terminate such designation during the Notice Period.

The provisions of this paragraph 2 supersede paragraph 4 of the Prior Amendments.

3.     Amendment of Section 18.1 (Annual Minimum Purchase Quota). An amended minimum purchase quota and related terms are set forth in Schedule II to this Amendment. It reflects the minimum required wholesale purchases that must be made each quarter and each year by Patterson during the term of this Agreement. (All amounts contained in Schedule II are denominated in U.S. Dollars.) The minimum purchase amounts set forth in Schedule II include equipment sales only; revenues generated from spare parts, accessories, consumables and Patterson’s “service-club” are not included in Patterson’s minimum quota.

The Parties will meet on a quarterly basis for the purpose of evaluating, in good faith, whether the volume of purchases made by Patterson hereunder, during the most recent quarter and year-to-date, is consistent with, and likely to result in the satisfaction of, Patterson’s annual and quarterly minimum purchase quota. In addition, on a monthly basis, Patterson will provide Schick with detailed information relating to its purchase of Products from Schick including, without limitation, the sales targets and results for each of Patterson’s branch offices for that month; a schedule of Patterson’s sales, for that month, for each product sold by Patterson that falls within any of Schick’s Product categories; and any other materials reasonably necessary for Schick to ascertain whether Patterson is “on target” to meet its annual and quarterly purchase quotas hereunder.

Patterson shall have a minimum quarterly Schick purchase requirement as set forth in Schedule II to this Amendment.

During any quarter, 95% of all intraoral sensors sold by Patterson must be Schick intraoral sensors. This includes sensors that are bundled together with other products.

If Patterson falls below the aforementioned 95% threshold, then Patterson’s Vice President of Sales shall provide to Schick a corrective action plan no later than 30 days after the end of quarter in which such shortfall occurred. Such corrective action plan must be satisfactory to Schick Senior Management, in its reasonable discretion.

The provisions of this paragraph 3 supersede paragraph 5 of the Prior Amendments.

4.     Amendment of Schedule I (Products). An amended list of “Products” is set forth in Schedule I to this Amendment.

The provisions of this paragraph 4 supersede paragraph 6 of the Prior Amendments.

5.     Inventory. Patterson agrees to purchase from Schick from time to time quantities of Products sufficient to maintain a running inventory of Products for not less than [*] weeks of anticipated sales to Patterson’s customers. Both parties mutually agree that such inventory levels are necessary to meet the requirements of the business.

6.     Growth in Business. (i) For each full calendar quarter after the date of this Amendment, Patterson shall use commercially reasonable efforts to increase sales of Products by Schick to Patterson compared to sales of Products by Schick to Patterson for the preceding calendar quarter at a rate that is at least [*]% more than the market growth rate measured by the Dental Trade Association (the “Sales Growth Target”).

(ii) For each full calendar quarter after the date of this Amendment that Patterson fails to achieve the Sales Growth Target (a “Deficient Quarter”), Patterson shall, subject to Section 18.3 of the Agreement, purchase from Schick in the next succeeding quarter an additional amount of Products necessary to achieve the Sales Growth Target for the Deficient Quarter (assuming such additional Product purchases had been made during the Deficient Quarter).

7.     Preferred Vendor Designation. In recognition of the significant investment made by Schick in the development of its products and in its strategic relationship with Patterson, Schick, together with all of the Products and Schick’s Product categories, shall be designated as a Patterson “Preferred Vendor 1.” During the term of the Agreement, and any extension thereof, Patterson shall not designate any other dental manufacturer (in addition to Schick) as a Patterson “Preferred Vendor 1” (or similar category regardless of the title by which such category may be labeled) for intra-oral sensors.

8.     Resources; Additional Patterson Agreements. (a) Patterson agrees to apply commercially reasonable efforts in providing a level of resource commensurate with the level of business and activity. This includes providing sufficient Equipment Specialists, Technical Service Technicians and Technology Advisors to support the targeted volumes.

(b) Patterson shall employ within 60 days of the execution of this Amendment, a dedicated “high level” Executive, who shall devote his/her full business time to the development and expansion of the Schick business. This position shall be filled by a person with qualifications equivalent to a Patterson Branch or Regional Manager, including external candidates.

(c) Patterson shall purchase sufficient demonstration equipment to equip all of its branches.

(d) Patterson shall provide exclusive space in its booth for all Products at all industry trade shows in which it participates.

(e) Patterson shall include Schick advertising in all issues of “Patterson Today” free of charge.

* Confidential

(f) Patterson will add a significant Schick component to the annual bonus structure for all its Regional and Branch Managers.

(g) Patterson will award a Schick incentive trip to high performing Territory Representatives and Equipment Specialists.

(h) Each Patterson branch will create a business plan that will detail how it intends to develop the Schick business. Each plan will be created on an annual basis by the applicable Patterson Branch Manager in cooperation with the Schick Market Leader assigned to that branch. All such plans will be evaluated and approved by Patterson and Schick Senior Management. The initial business plans shall be completed, evaluated and approved for each Patterson branch within 60 days of the execution of this Amendment.

9.     Promotions. For any joint Schick/Patterson product promotion, Schick may pay Patterson its share of the cost in Schick product when agreed upon by both Patterson and Schick. Whenever Schick pays its share of such cost in Schick product, such payment shall be included in the annual minimum purchase quota and quarterly purchase amount for the year and quarter such payment is made.

10.     New Product Introductions. Schick shall notify Patterson Senior Management as to any new Schick Product introduction at least six months prior to such introduction.

11.     Budget Meetings. There shall be semi-annual meetings of Schick and Patterson Senior Management prior to the determination of the annual budget for each company. Such meetings shall be held at such time and in such place as shall be reasonably acceptable to the Senior Management of each of Patterson and Schick.

12.     Ratification. Except as expressly provided herein, the Agreement (including without limitation the Prior Amendments,) is ratified and affirmed in its entirety by the Parties; provided that it shall be understood that references to the word ‘Article’ in the Prior Amendments are references to ‘Sections’ in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed and executed, and made effective as of the day and year first above written.

PATTERSON COMPANIES, INC.

By	/s/ John M. Bettencourt

Its	VP Marketing – Equipment & Tech Service

Dated	May 5, 2010

SCHICK TECHNOLOGIES, INC.

By	/s/ Michael Stone

Its	President

Dated	May 5, 2010

SCHEDULE I

Products

1.	Schick CDR® intra-oral x-ray system

2.	Schick CDR wireless intra-oral x-ray system

3.	Schick CDR Elite intra-oral x-ray system

4.	Schick Pluswire intra-oral x-ray system

5.	Schick CDR single user software

6.	Schick CDR multi user software

7.	Schick CDR iPan

8.	Schick CDRPanX

9.	Schick CDRPanX-C

10.	Schick USBCam and USBCam2

11.	Related Schick Accessories

SCHEDULE II

Minimum Purchase Quota

	Time Period	Minimum Required Wholesale Purchases (in U.S. $)
Year I	Jan. 1, 2010- Dec. 31, 2010	$[*] Q1 $[*] Q2 $[*] Q3 $[*] Q4 $[*]

Year II	Jan. 1, 2011- Dec. 31, 2011	$[*] Q1 $[*] Q2 $[*] Q3 $[*] Q4 $[*]

Year III	Jan. 1, 2012- Dec. 31, 2012	$[*] Q1 $[*] Q2 $[*] Q3 $[*] Q4 $[*]

* Confidential